Exhibit 4.1.5

Strictly Private & Confidential

23 October 2003

Australia and New Zealand Banking Group Limited

Level 34

100 Queen Street

Melbourne VIC 3000

Dear Sirs,

Volume underwritten capital raising for Australia and New Zealand Banking Group Limited

1             Overview

Deutsche Bank AG, Sydney Branch (ABN 13 064 165 162) and Morgan Stanley & Co. International Limited (the Underwriters or we) are pleased to confirm the terms on which we offer to underwrite and manage the capital raising for Australia and New Zealand Banking Group Limited (ABN 11 005 357 522) (ANZ) as set out in this agreement.  The parties agree that an Underwriter may perform its obligations under this agreement through any of its related bodies corporate.

ANZ wishes to raise up to a maximum amount of AUD1.2 billion, or such other amount as ANZ and the Underwriter agree (in each case the Underwritten Amount).

ANZ proposes to raise this funding by undertaking the Transaction.  The Transaction is intended to achieve a capital raising by ANZ that will qualify as Tier 1 Capital for the purposes of the Prudential Statements.

In this agreement, expressions have the meaning given to them in schedules 1 and 2.  If there is any inconsistency between the terms of this agreement and the terms of the Purchase Agreement, the Purchase Agreement will prevail to the extent of the inconsistency.

2             Appointment of Underwriters

2.1           ANZ appoints the Underwriters to coordinate completion of the Transaction and underwrite the Issue, and agrees that it will appoint affiliates of the Underwriters as its global joint lead managers and bookrunners to manage the Issue.  The Underwriters agree to coordinate completion of the Transaction and to underwrite the Issue on the terms and subject to the conditions of this agreement.

2.2           The Underwriters may undertake any or all of the following:

(a)           arrange for the global joint lead managers and bookrunners to the Issue to invite persons to subscribe for Trust Securities via a bookbuild process in accordance with the Purchase Agreement;

(b)           appoint a sub-underwriter or sub-underwriters to sub-underwrite part or all of the Trust Securities (but any appointment of any sub-underwriter will not affect the Underwriters’ liability and obligations under this agreement);

(c)           otherwise manage the Issue of the Trust Securities via such process as the Underwriters agree with ANZ; and

(d)           anything else agreed between the Underwriters and ANZ.

2.3           The obligations of the Underwriters under this agreement are several, and not joint or joint and several.

3             Conditions precedent

(a)           The obligations of all parties under this agreement are conditional on:

(1)           ANZ completing its purchase of The National Bank of New Zealand Limited from Lloyds TSB Bank plc;

(2)           APRA approving in writing ANZ’s proposed redemption of all its outstanding TrUEPrS (being its 2 tranches of Trust Units Exchange for Preference Shares issued in September 1998 and November 1998); and

(3)           ANZ issuing a notice to redeem all its outstanding TrUEPrS.

(b)           The obligations of the Underwriters under this agreement with respect to the Securities are conditional on:

(1)           the terms of the Securities being:

(A)          in the case of Securities issued in the United States of America, on substantially the terms described in schedule 2;

(B)           in the case of Securities issued in Australia, on terms and conditions, and using an Offer Management Agreement, that are substantially the same as for ANZ’s StEPS transaction; or

(C)           in the case of Securities issued in any other Approved Jurisdiction, on substantially the terms described in schedule 2 but with such structural modifications as the parties agree are appropriate to reflect market practice, or otherwise as agreed by ANZ and the Underwriters which agreement may not be unreasonably withheld or delayed;

(2)           execution and delivery of the Purchase Agreement and the other Transaction Documents in form and substance reasonably satisfactory to the Underwriters and there being no breach by any Relevant Party of, or failure by any Relevant Party to comply with, the Purchase Agreement or any other Transaction Document, or any obligation or condition imposed on a Relevant Party by any of them;

(3)           execution and delivery (and, to the extent applicable, lodgement and registration with any Authority) by ANZ and all other relevant parties (other than the Underwriters) of all other documents required in connection with the Issue in form and substance reasonably satisfactory to the Underwriters; and

(4)           the Underwriters having received legal and tax opinions in relation to the Securities in form and substance reasonably satisfactory to the Underwriters.

4             Scope of underwriting

4.1           The underwriting will be limited to the underwriting of the Issue.

4.2           Subject to the terms of this agreement and the Purchase Agreement, each Underwriter agrees on request by ANZ:

(a)           to use its reasonable endeavours to procure persons to agree to purchase and pay for Trust Securities within 3 months of the date of this agreement;

(b)           to the extent that persons agree to purchase Trust Securities within 3 months of the date of this agreement, to subscribe and pay for those Trust Securities as described in the Purchase Agreement; and

(c)           to the extent that the aggregate amount which the Underwriters are obliged to pay under paragraph (b) for Trust Securities within 3 months of the date of this agreement is less than the Underwritten Amount, to subscribe for additional Trust Securities on the last day of that period of 3 months for an aggregate subscription price equal to one-half of the Shortfall Amount, at a subscription price per Trust Security that produces a yield for those Trust Securities equal to the sum of:

(1)           the yield of the relevant Benchmark Security; plus

(2)           the relevant Swap Spread; plus

(3)           the Underwritten Margin.

4.3           ANZ agrees and acknowledges that the underwriting contemplated by this agreement is in no way an underwriting, assurance or guarantee as to:

(a)           the manner, markets or jurisdictions in which the Underwriters will be able to offer or sell the Trust Securities; or

(b)           the qualification of the funds raised by the Issue as Tier 1 Capital.

4.4           Each Underwriter must ensure that it does not acquire Trust Securities in breach of the Financial Sector Act or any other applicable law in fulfilling its obligations under this agreement and must, if necessary, procure other purchases for the Trust Securities if an acquisition by it would breach any of those laws.

5             Fees and expenses

5.1           ANZ must pay to the Underwriters an aggregate underwriting fee of 0.125% of the Underwritten Amount on completion of the issue of the Securities on the Settlement Date.  This fee does not include GST.  If GST is payable in respect of the fee, ANZ will pay an amount equal to the GST to the Underwriter promptly after it receives an appropriate tax invoice.

5.2           ANZ acknowledges that it will agree in the Purchase Agreement to pay the joint lead managers an aggregate selling fee of 1.00% of the proceeds of the Issue on completion of the Issue on the Settlement Date.

5.3           ANZ must pay any amount of stamp duty or other transactional taxes (including fines, penalties and any other related costs) payable in respect of this agreement, the Transaction Documents or the Issue.

5.4           An Underwriter may set off all amounts payable to it under this clause 5 against any payment obligation owed by that Underwriter (or its related bodies corporate or settlement nominee) to ANZ or a Relevant Party in connection with the Issue (including an obligation to account to ANZ for proceeds received in connection with settlement of any Issue), except that the Underwriters may not set-off more than $500,000 in aggregate without the consent of ANZ, which consent must not be unreasonably withheld or delayed.

5.5           Each Underwriter reserves the right to charge interest at the 90 day bank bill rate (as at the date the relevant amount became due and payable), expressed as a percentage per annum, plus a margin of 2% per annum, on any unpaid amount which has become due and payable to that Underwriter in accordance with this clause 5 (calculated on a daily basis from and including the date on which the relevant amount became due and payable until but excluding the date of payment).

6             Allocations

6.1           The Underwriters, after consultation with ANZ, have the right to determine the placements and allocations in respect of the Securities within the Approved Jurisdictions, subject to such requirements as may be set out in the Purchase Agreement.

6.2           ANZ acknowledges that placements and/or allocations may be on the basis of confirmation documentation which provides that placees will have no further obligation to subscribe for the relevant Trust Securities if the Underwriters properly terminate (or it are taken to have properly terminated) their obligations under this agreement or the Purchase Agreement before settlement of the relevant subscription.

6.3           ANZ acknowledges and agrees that the Underwriters will not be obliged to subscribe and pay for Trust Securities under clause 4.2 to the extent that ANZ Capital Trust does not accept any application for Trust Securities that is made in accordance with the Transaction Documents, unless it does so with the agreement of the Underwriters.

7             Settlement

Procedures for settlement of the Securities will be specified in the Purchase Agreement.  So far as practicable, settlement for the Securities will be on a delivery-versus-payment basis and effected via a recognised clearing and settlement system for securities of the relevant type in the jurisdiction concerned.

ANZ must do, and must procure that each Relevant Party does, everything necessary to be done by it to comply with those procedures.

8             Undertakings of ANZ

ANZ agrees:

(a)           to use its reasonable endeavours to procure the execution of the Transaction Documents and the completion of the Issue, in each case on terms reasonably acceptable to itself and the Underwriters, within 45 days of the date of this agreement or, if this cannot be completed by that time, as soon as practicable after then and in any event within 3 months of the date of this agreement;

(b)           without limiting paragraph (a), to not unreasonably withhold its consent to completion of the Issue after the Transaction Documents have been executed;

(c)           if required by the Underwriters or otherwise in accordance with the terms of the Issue, to use its best endeavours to procure the listing or official quotation (as applicable) of the Trust Securities on the Luxembourg stock exchange;

(d)           to (or to procure that the appropriate Relevant Party does) offer and issue all Securities in accordance with its constitution, the Banking Act, the Corporations Act, the Listing Rules or rules of any other relevant stock exchange, any other applicable law or regulation and any other requirement of any Authority;

(e)           to comply with all applicable law in the course of its participation in the Transactions;

(f)            if the Issue proceeds, to lodge or register all notices, documents and undertakings with all relevant Authorities as may be necessary or reasonably considered by the Underwriters to be desirable in connection with the Issue;

(g)           to comply with any undertaking that it or the Issuer gives to any Authority in connection with the Issue;

(h)           to not offer or issue Securities in breach of the ANZ StEPS or contrary to any statements made within the ANZ StEPS prospectus;

(i)            if the Issue proceeds, to comply and procure that each Relevant Party complies with all other reasonable requirements of the Underwriters in connection with the Issue; and

(j)            to comply and procure that each Relevant Party complies with all its obligations specified in the Purchase Agreement.

ANZ acknowledges that each Underwriter is entering into this agreement in reliance on these undertakings.

9             Undertakings of the Underwriters

The Underwriters agree:

(a)           to use their reasonable endeavours to procure the execution of the Transaction Documents and the completion of the Issue, in each case on terms reasonably acceptable to themselves and ANZ, within 45 days of the date of this agreement or, if this cannot be completed by that time, as soon as practicable after then and in any event within 3 months of the date of this agreement;

(b)           without limiting paragraph (a), to take such steps as ANZ may reasonably request to assist it to obtain any approval required by either Underwriter under the Financial Sector Act in connection with the Transaction; and

(c)           that they will comply with all applicable law in the course of their participation in the Transaction, and in particular that they will not offer the Trust Securities in a manner that will cause ANZ or any Relevant Party to breach any applicable law or regulation.

10           Indemnity

ANZ agrees it will indemnify the Underwriters and their related bodies corporate and their respective officers, employees, advisers and agents (“Indemnified Parties”) and to hold them harmless from and against all claims, demands, actions or proceedings (“Claims”) suffered or incurred by the Indemnified Party as a result of or in connection with the Issue, except to the extent that the Claim results from:

(a)           the negligence or wilful misconduct or breach of any statutory provision, fiduciary duty or other equitable obligation of an Indemnified Party;

(b)           any penalty or fine which an Indemnified Party is required to pay for any contravention by it of applicable law;

(c)           any amount in respect of which the indemnity is illegal, void or unenforceable under any applicable law;

(d)           any announcement, advertisement or publicity made or distributed by an Indemnified Party in relation to the Issue without the approval of ANZ;

(e)           a breach by an Underwriter of this agreement; or

(f)            the failure of an Indemnified Party to take reasonable steps to mitigate the loss it might suffer by reason of the Claim.

The parties agree to comply with schedule 3 in relation to any Claim or potential Claim.

11           Announcements and publicity

Except to the extent required by law, each of ANZ and each Underwriter agrees that neither it nor any of its related bodies corporate will make any release or announcement or engage in publicity in relation to this agreement or any Issue without the prior approval of the other parties, which approval must not be unreasonably withheld.

12           Reliance on information

To the extent permitted by law, ANZ must provide to the Underwriters any information that the Underwriters reasonably consider is required for them to complete their obligations under this agreement or the Purchase Agreement.  ANZ agrees and acknowledges that the Underwriters:

(a)           will use and rely on information provided by ANZ in performing their obligations under this agreement without having independently verified the information; and

(b)           do not assume responsibility for the accuracy or completeness of the information or any other information on which they may rely in connection with this agreement.

13           Confidentiality

A party must not disclose any information concerning the contents of, or the transactions contemplated by, this agreement, except to the extent that:

(a)           the disclosure is expressly permitted by the Purchase Agreement;

(b)           the other parties consent to the disclosure;

(c)           the information is already in the public domain, unless it entered the public domain because of a breach of confidentiality by the party;

(d)           the disclosure is made on a confidential basis to the party’s officers, employees or professional advisers, and is necessary for the party’s business;

(e)           the disclosure is necessary to comply with any applicable law, or an order of a court or tribunal;

(f)            the disclosure is necessary to comply with a directive or request of APRA, the Australian Stock Exchange or the Luxembourg Stock Exchange, or a directive or request of any other governmental body (whether or not having the force of law), as long as a responsible person in a similar position would comply with that directive or request; or

(g)           the disclosure is necessary or desirable in relation to any discovery of documents, or any proceedings before a court, tribunal, other government agency or stock exchange.

14           Governing law

This agreement is governed by and is to be construed in accordance with the laws in force in Victoria.  The parties submit to the non-exclusive jurisdiction of the courts exercising jurisdiction in Victoria.

15           Term of agreement

This agreement starts on the date on which you accept the offer by returning a signed copy of this letter to us and terminates on the earliest of the following:

(a)           on the Settlement Date; and

(b)           the day that is three (3) months from the date on which you sign this agreement.

The termination of this agreement is without prejudice to clauses 5 and 10 to 15.  All other rights and obligations under this agreement terminate when this agreement ends.

Please confirm your agreement with these terms and conditions by returning a signed copy of this letter to the person named in the schedule.  This offer is open for acceptance until 12.00 noon Sydney time on the date of this letter.  If we have not received your acceptance by then the offer lapses.  If you accept the offer, the arrangements contemplated by this letter become legally binding.

Yours faithfully,

)

SIGNED on behalf of DEUTSCHE	)
BANK AG, SYDNEY BRANCH by its	)
duly authorised representatives	)

/s/ M Ormaechea		/s/ G Tarrant
Authorised Representative		Authorised Representative

Michael Ormaechea		Geoff Tarrant
Print name		Print name

SIGNED on behalf of MORGAN	)
STANLEY & CO. INTERNATIONAL	)
LIMITED by its duly authorised	)
representatives	)

/s/ A McMahon
Authorised Representative

Alex McMahon
Print name

Accepted and agreed to as of the date of this agreement:

SIGNED on behalf of AUSTRALIA	)
AND NEW ZEALAND BANKING	)
GROUP LIMITED by:	)

/s/ D Valentine		/s/ R Moscati
Authorised Signatory		Authorised Signatory

David Valentine		Rick Moscati
Print name		Print name

Schedule 1 – Definitions and Interpretation

1.     Definitions

ANZ StEPS mean the ANZ Stapled Exchangeable Preferred Securities.

Approved Jurisdiction means the United States of America, the United Kingdom, Europe, Australia and any other jurisdiction agreed by ANZ and the Underwriters.

APRA means the Australian Prudential Regulation Authority.

Associates has the same meaning as in the Financial Sector (Shareholdings) Act 1998.

ASX means the securities exchange operated by Australian Stock Exchange Limited.

Authority means:

(c)           any government or any governmental, semi-governmental, regulatory, fiscal or judicial body, department, commission, authority, tribunal, agency or entity, including APRA;

(d)           any stock exchange, listing authority or similar body; or

(e)           any self-regulatory organisation established under statute or with whose requirements it is the practise of responsible participants in the relevant industry or market to comply,

in each case in Australia or any other Approved Jurisdiction in which Securities may be Issued in whole or part.

Benchmark Security means, in the case of Trust Securities denominated in United States Dollars, the applicable US Treasury bond with a maturity that most closely matches the last day of the primary term of the Trust Security (being the first date on which the holder of the Trust Security may exchange the Trust Security for ordinary shares in ANZ under the heading “Exchange of Trust Securities for ANZ Ordinary Shares” in the final terms of the Trust Securities), and means with reference to any other Trust Security, the relevant benchmark as determined by the Underwriters in accordance with market practice.

Business Day means a day that is not a Saturday, Sunday or public holiday in any of Melbourne, Sydney or New York City.

Current Margin means:

(a)           in the case of ANZ StEPS, the margin to semi annual A$ swap (mid) determined in accordance with market convention, as agreed by the parties; or

(b)           in the case of the Reference Securities, the margin to the relevant Benchmark Security, converted to a margin to US$ swap (mid) determined in accordance with market convention, as agreed by the parties, or, if the parties are unable to agree within 3 Business Days, as determined by the Underwriter.

Final Date means the later of the Settlement Date and the date referred to in clause 15(b).

Financial Sector Act means the Financial Sector (Shareholdings) Act 1998 (Cth).

GST means the goods and services tax as imposed by the GST Law.

GST Law has the meaning given to that term in A New Tax System (Goods and Services Tax) Act 1999, or, if that Act does not exist for any reason, means any Act imposing or relating to the imposition or administration of a goods and services tax in Australia and any regulation made under that Act.

Indemnified Claim means any Claim made against, an Indemnified Party in respect of which that Indemnified Party has claimed a right to be indemnified by ANZ under clause 10.

Indemnified Parties is defined in clause 10.

Issue means the offering and/or issue of the Trust Securities and includes inviting or soliciting applications or offers for the Trust Securities.

Market Maker means each Underwriter or any other market maker as agreed between ANZ and the Underwriters.

Prudential Statements means APRA Guidance Note (AGN) 111.1 – Tier 1 Capital.

Reference Securities means the 5.805% CBA Capital Trust I Trust Preferred Securities the 5.819% Westpac Capital Trust III Trust Preferred Securities and the 5.62% National Capital Trust I Trust Preferred Securities.

Relevant Party means:

(a)           ANZ;

(b)           ANZ US Sub;

(c)           ANZ NZ Sub; and

(d)           ANZ Capital Trust.

Securities means each of:

(a)           the ANZ Preference Shares;

(b)           the Notes;

(c)           the Stapled Securities; and

(d)           the Trust Securities.

Settlement Date means the date for settlement of the issue of the Securities.

Shortfall Amount means the amount (if any) by which the Underwritten Amount exceeds the aggregate amount payable by the Underwriters under clause 4.2(b).

Swap Spread means the difference between the yield of the Benchmark Security and the yield of the swap rate (mid) for the jurisdiction of issue determined in accordance with market convention, as agreed by the parties.

Tier 1 Capital has the meaning given to it in the Prudential Statements.

Transaction means the negotiation and execution of the Transaction Documents and the issue and purchase of the Securities as contemplated by them.

Transaction Documents means each document contemplated, or required to give effect to the matters contemplated, by schedule 2.

Underwritten Amount is defined in clause 1.

Underwritten Margin means a margin (expressed as a percentage) determined by the Underwriters equal to the greater, of:

(a)           the ANZ StEPS margin, being the higher of:

(i)            the Current Margin of ANZ StEPS, as determined by the Underwriters by reference to the price of ANZ StEPS as quoted on the ASX at the close of business on the ASX on the business day prior to the issue date of the Securities, multiplied by a factor of 1.5; and

(ii)           the Current Margin of ANZ StEPS, as determined by the Underwriters by reference to the volume weighted average price of ANZ StEPS as quoted on the ASX at the close of business on each of the 20 Business Days prior the issue date of the Securities, multiplied by a factor of 1.5; and

(b)           the Reference Securities margin, being the higher of:

(i)            the average of the Current Margins of the Reference Securities, as quoted by the Market Maker, at or about 10.00 am (New York time) on the date of issue of the Securities multiplied by a factor of 1.5; and

(ii)           the average of the Current Margins of the Reference Securities, as quoted by the Market Makers, at or about 10.00 am (New York time) on each of the 20 Business Days preceding the issue date of the Securities multiplied by a factor of 1.5.

2.     Interpretation

Headings are for convenience only, and do not affect interpretation.  The following rules also apply in interpreting this agreement, except where the context makes it clear that a rule is not intended to apply.

(a)           A reference to:

(1)           legislation (including subordinate legislation) is to that legislation as amended, re-enacted or replaced, and includes any subordinate legislation issued under it;

(2)           a document or agreement, or a provision of a document or agreement, is to that document, agreement or provision as amended, supplemented, replaced or novated;

(3)           a party to this agreement or to any other document or agreement includes a permitted substitute or a permitted assign of that party;

(4)           a person includes any type of entity or body of persons, whether or not it is incorporated or has a separate legal identity, and any executor, administrator or successor in law of the person;

(5)           anything (including a right, obligation or concept) includes each part of it; and

(6)           a date or time means to that date or time in Sydney.

(b)           A singular word includes the plural, and vice versa.

(c)           A word which suggests one gender includes the other genders.

(d)           If a word is defined, another part of speech has a corresponding meaning.

(e)           If an example is given of anything (including a right, obligation or concept), such as by saying it includes something else, the example does not limit the scope of that thing.

(f)            The word “agreement” includes an undertaking or other binding arrangement or understanding, whether or not in writing.

(g)           The words “Court”, “subsidiary”, “holding company” and “related body corporate” have the same meanings as in the Corporations Act.

Schedule 2 – Key Terms of the Securities

Schedule 3 – Managing Claims

1.             ANZ Entitled to Defend or Institute Proceedings

Subject to clause 4 of this schedule, ANZ may defend or institute in the name of an Indemnified Party legal or other proceedings concerning an Indemnified Claim and conduct the same under the sole management and control of ANZ with absolute discretion as to the conduct of those proceedings including any decision to settle, compromise or consent to the entry of any judgement in relation to the Indemnified Claim the subject of those proceedings provided that:

(a)           ANZ must consult with and keep the relevant Indemnified Party informed concerning the progress of that defence or of those legal or other proceedings and must take account of the views of the relevant Indemnified Party so far as is reasonably practicable and must not take any steps which it would be reasonable to expect would damage the reputation of the relevant Indemnified Party without the prior written consent of the relevant Indemnified Party (such consent not to be unreasonably withheld or delayed);

(b)           no admission of liability on the part of the Indemnified Party in connection with the Indemnified Claim may take place without the appropriate Indemnified Party’s prior written consent, such consent not to be unreasonably withheld or delayed; and

(c)           the appropriate Indemnified Party has:

(1)           the right at any time to; and

(2)           must, if it refuses to give its prior written consent under clause 1(a) or 1(b);

re-assume the defence of any Indemnified Claim assumed by ANZ or any other legal or other proceedings instituted by ANZ in the name of the Indemnified Party in respect of an Indemnified Claim.

2.             Separate Representation

Notwithstanding clause 1, where ANZ has conduct of the proceedings relating to an Indemnified Claim in the name of an Indemnified Party, that Indemnified Party may engage its own legal counsel but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless:

(a)           ANZ and the Indemnified Party mutually agree to the contrary;

(b)           the Indemnified Party reasonably concludes that there are significant legal defences available to it that are different from, or in addition to, those available to ANZ; or

(c)           the named parties in any such proceeding (including any impleaded parties) include both ANZ and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual differing interests between them.

3.             Obligations of Indemnified Parties

The Indemnified Parties must:

(a)           take such reasonable action as ANZ requests to avoid, dispute, resist, appeal, compromise or defend any Indemnified Claim in respect of it;

(b)           not settle or compromise any Indemnified Claim without the prior written consent of ANZ;

(c)           render all reasonable assistance and co-operation to ANZ in the conduct of any legal or other proceedings relating to the Indemnified Claim including giving ANZ any documents in its possession or within its control and signing all documents, authorities and directions and making available its employees at such time and for such periods as ANZ may reasonably require in relation to that proceeding; and

(d)           do anything reasonably necessary or desirable to ensure that ANZ is subrogated to and enjoys the benefit of the rights of the Indemnified Parties in relation to an Indemnified Claim including signing documents to assign choses in action.

4.             Right to Assume Control of Proceedings

If an Indemnified Party re-assumes the defence of an Indemnified Claim or any other legal or other proceedings instituted by ANZ in the name of the Indemnified Party in respect of an Indemnified Claim under clause 1(c) of this schedule:

(a)           it will have the right to conduct the same under its sole management and control and will have absolute discretion with regards to the conduct of those proceedings including any decision to settle, compromise or consent to the entry of any judgement in relation to any Claims that are the subject of those proceedings, but in doing so it will consult with and take account of the views of ANZ so far as is reasonably possible; and

(b)           ANZ will not be bound by the terms of any settlement or compromise and any indemnity given by ANZ under clause 10 will not apply in respect of any Claims that are the subject of those proceedings.

5.             Conduct of Proceedings

An Indemnified Party is under no obligation under clause 3 of this schedule unless at the time ANZ requests that Indemnified Party to take any action, ANZ agrees to indemnify that Indemnified Party against all costs, expenses and charged incurred by or awarded against that Indemnified Party in taking the action required, as and when they fall due, including legal costs and disbursements of its lawyers on a full indemnity basis.